Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152760
UNITED DEVELOPMENT FUNDING IV
SUPPLEMENT NO. 2 DATED FEBRUARY 17, 2010
TO THE PROSPECTUS DATED NOVEMBER 12, 2009
     This document supplements, and should be read in conjunction with, our prospectus dated November 12, 2009 relating to our offering of 35,000,000 common shares of beneficial interest, as supplemented by Supplement No. 1 dated January 8, 2010. Unless otherwise defined in this Supplement No. 1, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this Supplement No. 1 is to disclose:
•	the satisfaction of the minimum offering amount in Nebraska and the status of our public offering;

•	a revised form of our Subscription Agreement;

•	a revolving credit facility from Raley Holdings, LLC;

•	our process for the admission of shareholders and revised subscription instructions for our common shares of beneficial interest; and

•	our real property loans and investments.
Satisfaction of our Nebraska Minimum Offering and Status of our Public Offering
     We commenced our initial public offering of common shares of beneficial interest on November 12, 2009. Until subscriptions aggregating at least $5 million were received and accepted by us, all subscription proceeds from residents of Nebraska were placed in escrow. The conditions of our minimum offering in Nebraska were satisfied on January 27, 2010, and we admitted our initial Nebraska subscribers as shareholders.
     As of February 12, 2010, we had accepted subscriptions and issued an aggregate of 367,581 common shares of beneficial interest, consisting of 367,511 shares that have been issued in exchange for gross proceeds of approximately $7.3 million and another 70 shares issued in accordance with our distribution reinvestment plan. We will not admit residents of Pennsylvania as shareholders until we have received and accepted subscriptions aggregating at least $35 million. We will sell our common shares of beneficial interest in our offering until the earlier of November 12, 2011, unless extended by our board of trustees for an additional year or as otherwise permitted under applicable law, or the date on which the maximum amount has been sold.
     Our Subscription Agreement has been revised to provide that the payment of funds for the subscription of our common shares of beneficial interest should be made payable directly to us, instead of the escrow agent (provided, that subscription funds from residents of Pennsylvania should be made payable to the escrow agent until we have received and accepted subscriptions aggregating at least $35 million). A revised form of our Subscription Agreement is attached as Exhibit B to this Supplement and supersedes and replaces the form of our Subscription Agreement included as Exhibit B to our prospectus.

Revolving Credit Facility from Raley Holdings, LLC
     The following information should be read in conjunction with the discussion contained in the “Prospectus Summary — Possible Leverage section on page 8 of the prospectus and the “Investment Objectives and Criteria — Borrowing Policies” section beginning on page 78 of the prospectus:
     On February 5, 2010, we obtained a revolving credit facility in the maximum principal amount of $8 million (the “Raley Holdings Credit Facility”) from Raley Holdings, LLC (“Raley Holdings”), an unaffiliated entity. The interest rate on the Raley Holdings Credit Facility is equal to 8.5% per annum. Accrued interest on the outstanding principal amount of the Raley Holdings Credit Facility is payable monthly. The Raley Holdings Credit Facility matures and becomes due and payable in full on February 5, 2011. On February 5, 2010, $2 million in principal was outstanding under the Raley Holdings Credit Facility.
     The Raley Holdings Credit Facility is secured by a first priority collateral assignment and lien on certain of our investments. Initially, Raley Holdings has taken collateral assignment of two of our investment loans as security for the Raley Holdings Credit Facility, which are a finished lot loan secured by a first lien deed of trust on certain lots in the Indian Springs residential subdivision of San Antonio, Texas, and a participation in a finished lot loan secured by a first lien deed of trust on certain finished lots in the Bridges at Bear Creek residential subdivision in Austin, Texas. See the “Loan Participation Agreement with United Development Funding III, L.P.” and “Loan to HLL Land Acquisitions of Texas, L.P.” sections of this supplement, below.
     Raley Holdings may, in its discretion, decide to advance additional principal to us under the Raley Holdings Credit Facility. Raley Holdings may require us to provide additional collateral as a condition of funding additional advances of principal under the Raley Holdings Credit Facility. From time to time, we may request Raley Holdings to release collateral, and Raley Holdings may require a release price to be paid as a condition of granting its release of collateral.
     If a default occurs under the Raley Holdings Credit Facility, Raley Holdings may declare the Credit Facility to be due and payable immediately, after giving effect to any notice and cure periods provided for in the loan documents. A default may occur under the Raley Holdings Credit Facility in various circumstances including, without limitation, if (i) we fail to pay amounts due to Raley Holdings when due, (ii) we fail to comply with our representations, warranties, covenants and agreements with Raley Holdings, (iii) a bankruptcy action is filled with respect to us, (iv) we are liquidated or wind up our affairs, (v) the sale or liquidation of all or substantially all of our assets occurs without the prior written consent of Raley Holdings, or (vi) any loan document becomes invalid, unbinding or unenforceable for any reason other than its release by Raley Holdings. In such event, Raley Holdings may exercise any rights or remedies it may have, including, without limitation, increasing the interest rate to 10.5% per annum, or a foreclosure of the collateral. A foreclosure of collateral may materially impair our ability to conduct our business.
Admission of Shareholders and Subscription Instructions
     The “Questions and Answers About this Offering — How do I subscribe for shares?” section beginning on page 26 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
Q:	How do I subscribe for shares?

A:	If you choose to purchase shares in this offering, you will need to complete and sign the execution copy of the subscription agreement and pay for the shares at the time you subscribe. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Exhibit B. Checks should be made payable to “United Development Funding IV,” except that Pennsylvania investors should make checks payable to

“LegacyTexas Bank, Escrow Agent for United Development Funding IV” until we have received and accepted subscriptions for $35 million, at which point checks should be made payable to “United Development Funding IV.” Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to the escrow agent or us, as applicable, for the purchase price of your subscription. For a detailed discussion of how to subscribe for shares, see the sections of this prospectus captioned “Plan of Distribution — Subscription Process” and “How to Subscribe.”
     The first paragraph of the “Plan of Distribution — Subscription Process” section beginning on page 189 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     If you meet our suitability standards, you may subscribe for shares by completing and signing a subscription agreement (in the form attached to this prospectus as Exhibit B) for a specific number of shares and paying for the shares at the time of your subscription. You should make your checks payable to “United Development Funding IV,” except that Pennsylvania investors should make checks payable to “LegacyTexas Bank, Escrow Agent for United Development Funding IV” until we have received and accepted subscriptions for $35 million, at which point you should make your checks payable to “United Development Funding IV.” LegacyTexas Bank serves as our escrow agent for subscriptions from Pennsylvania investors, but it has not approved, endorsed or passed upon the merits of an investment in our shares or reviewed or endorsed any disclosures made by us in this prospectus. You should exercise care to ensure that the subscription agreement is filled out correctly and completely. By executing the subscription agreement, you will attest that you:
•	have received this prospectus;

•	accept the terms of our declaration of trust and bylaws;

•	meet the applicable minimum income and net worth standards described in this prospectus;

•	understand that, if you are a California resident or ever propose to transfer your shares to a California resident, the State of California imposes transfer restrictions on our shares in addition to the restrictions included in our declaration of trust;

•	are purchasing the shares for your own account;

•	acknowledge that there is no public market for our shares; and

•	are in compliance with the USA PATRIOT Act and related acts and are not on any governmental authority watch list.
     The “How to Subscribe” section on page 194 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     Investors who meet the applicable suitability standards and minimum purchase requirements as described in the section of this prospectus captioned “Suitability Standards” may purchase our common shares of beneficial interest. See “Suitability Standards” for a description of the minimum purchase requirements. After you have read the entire prospectus and the current supplement(s), if any, accompanying this prospectus, if you want to purchase our shares, you must proceed as follows:
(1)	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Exhibit B.

(2)	Deliver the completed subscription agreement with a check for the full purchase price of the shares being subscribed for, payable to “United Development Funding IV,” to United Development Funding IV, c/o DST Systems, Inc., PO Box 219096, Kansas City, Missouri 64121-9096 (for overnight deliveries, send to United Development Funding IV, c/o DST Systems, Inc., 430 West 7th Street, Kansas City, Missouri 64105), except that Pennsylvania investors should make checks payable to “LegacyTexas Bank, Escrow Agent for United Development Funding IV” and deliver the completed subscription agreement and the check to LegacyTexas Bank, 100 Throckmorton, Suite 120, Fort Worth, Texas 76102 until we have received and accepted subscriptions for $35 million, at which point your check should be made payable to “United Development Funding IV” and you should use the initial delivery instructions (to United Development Funding IV, c/o DST Systems, Inc.) provided herein. Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to the escrow agent or us, as applicable, for the purchase price of your subscription.

(3)	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you agree to be bound by the terms of the subscription agreement.
     An approved trustee must process through us and forward us subscriptions made through IRAs, Keogh plans, 401(k) plan and other tax-deferred plans.
Real Property Loans and Investments
     The following information should be read in conjunction with the discussion contained in the “Investment Objectives and Criteria — Real Property Loans and Investments” section on page 85 of the prospectus and contains information regarding the material investments we have made as of the date of this supplement:
Loan Participation Agreement with United Development Funding III, L.P.
     Effective January 8, 2010, we entered into a Loan Participation Agreement (the “UDF III Participation Agreement”) with United Development Funding III, L.P., a Delaware limited partnership (“UDF III”), pursuant to which we purchased a participation interest in a finished lot loan (the “UDF III Loan”) from UDF III, as the lender, to Buffington Land, Ltd., a Texas limited partnership, and Len-Buf Land Acquisitions of Texas, L.P., a Texas limited partnership, as co-borrowers (collectively, “Buffington”). Buffington is not affiliated with either UDF III or us. The UDF III Loan is evidenced and secured by a first lien deed of trust recorded against approximately 67 finished residential lots in the Bridges at Bear Creek residential subdivision in the City of Austin, Travis County, Texas, a promissory note, assignments of certain lot sale contracts and earnest money, and other loan documents.
     Pursuant to the UDF III Participation Agreement, we are entitled to receive repayment of 94.74163% of the $5,007,144 outstanding principal amount of the UDF III Loan, plus our proportionate share of accrued interest thereon (the “Participation Interest”). The purchase price for the Participation Interest is $4,743,850. We have no obligations to advance funds to Buffington under the UDF III Loan or to increase our Participation Interest in the UDF III Loan. The interest rate under the UDF III Loan is the lower of 14% or the highest rate allowed by law. Our Participation Interest is repaid as Buffington repays the UDF III Loan. Buffington is required to pay interest monthly and to repay a portion of principal upon the sale of residential lots covered by the deed of trust. The UDF III Loan is due and payable in full on June 30, 2011. United Mortgage Trust, a Maryland real estate investment trust (“UMT”), also owns a participation interest in the UDF III Loan.
     UDF III will continue to manage and control the UDF III Loan. Pursuant to the UDF III Participation Agreement, we have appointed UDF III as our agent to act on our behalf with respect to all aspects of the UDF III Loan, including the control and management of the UDF III Loan and the enforcement of rights and remedies available to the lender under the UDF III Loan.
     Our advisor also serves as the advisor for United Mortgage Trust, a Maryland real estate investment trust. Our advisor has engaged our asset manager. Our asset manager has organized an Investment Committee with the principal function of overseeing the investment and finance activities of the United Development Funding programs managed and advised by our advisor and our asset manager. The investment and finance activities of UDF III and us are overseen by our asset manager. In July 2008, an independent appraisal of the property securing the UDF III Loan found the “as is” value of the property to be $5,581,000. In accordance with our declaration of trust, we have received a mortgagee’s title insurance policy with respect to all real estate financed under the UDF III Loan. In addition, a majority of our trustees, including a majority of our independent trustees, who are not otherwise interested in this transaction approved the transaction as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.
Loan to HLL Land Acquisitions of Texas, L.P.
     Effective January 18, 2010, we made a $1,793,500 finished lot loan (the “HLL Loan”) to HLL Land Acquisitions of Texas, L.P., a Texas limited partnership (“HLL”). The HLL Loan is evidenced and secured by a first lien deed of trust recorded against approximately 71 finished residential lots in The Preserve at Indian Springs, a residential subdivision in the City of San Antonio, Bexar County, Texas.
     The HLL Loan is evidenced and secured by a first lien deed of trust, a promissory note, assignments of certain lot sale contracts and earnest money, and other loan documents. The interest rate under the HLL Loan is the lower of 13% or the highest rate allowed by law. The HLL Loan matures and becomes due and payable in full on July 18, 2011. The HLL Loan provides HLL with a $289,440 interest reserve, pursuant to which we will fund HLL’s monthly interest payments and add the payments to the outstanding principal balance of the HLL Loan.
     HLL is a wholly-owned subsidiary of United Development Funding, L.P., a Delaware limited partnership (“UDF I”). Our advisor has engaged our asset manager. Our asset manager has organized an Investment Committee with the principal function of overseeing the investment and finance activities of the United Development Funding programs managed and advised by our advisor and our asset manager. The investment and finance activities of us, UDF I and HLL are overseen by our asset manager. In connection with the HLL Loan, HLL agreed to pay a $17,935 origination fee to our asset manager, which was charged to HLL and funded by us at the closing of the HLL Loan.
     In December 2009, an independent appraisal of the property securing the HLL Loan found the “as is” value of the property to be $2,110,000. In accordance with our declaration of trust, we have received a mortgagee’s title insurance policy with respect to all real estate financed under the HLL Loan. In addition, a majority of our trustees, including a majority of our independent trustees, who are not otherwise interested in this transaction, as well as the asset manager’s Investment Committee, approved the transaction as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

EXHIBIT B
FORM OF SUBSCRIPTION AGREEMENT
United Development Funding IV
Subscription Agreement
See pages B-7 through B-8 for instructions.

Total Invested: $	Total Shares:	State in Which Sale Is Made:
($20 per share)
☐ Registered Investment Advisor (RIA) and Wrap Fee Representation. Please check the box if this investment is made through an RIA charging no commissions on this sale or otherwise is made pursuant to a wrap fee or other asset fee arrangement with the Investor listed below and as a result no commissions shall be paid to the participating RIA or broker.
     THIS SUBSCRIPTION AGREEMENT is made and entered into between United Development Funding IV, a Maryland real estate investment trust (the “Fund”), and the investor(s) whose signature appears below (collectively or individually, the “Investor”).
1.	Purchase Information and Payment Instructions.

A.	Purchase Information
☐	Initial Investment (Minimum $1,000 for purchases through IRA or other qualified account and $2,500 for other purchases; provided however, that investors in Tennessee must purchase at least 250 shares for $5,000)

☐	Additional Investment (Minimum $1,000)
Investor is subscribing to acquire, upon the terms and conditions set forth in this Subscription Agreement, the number of common shares of beneficial interest of the Fund (the “Shares”) as set forth above upon payment for such Shares.

B.	Payment Instructions
i.	For custodial accounts, such as IRAs and other qualified plans:

Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address set forth in Section 1(B)(ii) or 1(B)(iii) below.

ii.	For all other investments (except Pennsylvania investors):

Checks should be made payable to “United Development Funding IV,” and the completed Subscription Agreement and check should be sent as follows:

For regular mail:	For overnight deliveries:
United Development Funding IV	United Development Funding IV
c/o DST Systems, Inc.	c/o DST Systems, Inc.
PO Box 219096	430 West 7th Street
Kansas City, Missouri 64121-9096	Kansas City, Missouri 64105
iii.	Pennsylvania investors only:

Checks should be made payable to “LegacyTexas Bank, Escrow Agent for United Development Funding IV,” and the completed Subscription Agreement and check should be sent as follows until the Fund has received and accepted subscriptions for $35 million:
LegacyTexas Bank, 100 Throckmorton, Suite 120, Fort Worth, Texas 76102, Attn: Lori Reynolds
After the Fund has received and accepted subscriptions for $35 million, Pennsylvania investors should make checks payable to “United Development Funding IV” and send the completed Subscription Agreement and check to United Development Funding IV (c/o DST Systems, Inc.) using the delivery instructions provided in Section 1(B)(ii) above.
You will not be admitted as a shareholder of the Fund until this Subscription Agreement has been accepted and countersigned by the Fund. The Fund may reject any subscription, in whole or in part, in its sole discretion. Subscriptions will be accepted or rejected within 30 days of their receipt. The Fund will accept groups of subscriptions on an orderly basis no less frequently than monthly, and if your subscription is accepted, you will be admitted as a shareholder of the Fund not later than the last day of the calendar month following the date your subscription was accepted (unless you are a Pennsylvania investor and the acceptance of your subscription occurs before the breaking of the Pennsylvania escrow described above, in which case, you will be admitted as a shareholder of the Fund not later than 15 days after the release of funds held in the Pennsylvania escrow account). If the Fund rejects your subscription, the purchase price will be returned to you within 10 business days after the rejection of your subscription. If you provide payment that in the aggregate differs from the payment required to purchase the number of Shares indicated above or if your calculations of the Shares to be purchased with the amount actually submitted is incorrect, your subscription will be automatically deemed a subscription for the maximum number of Shares that may be purchased for such amount.

2.	Type of Ownership. (Note: Complete either column A or B below, but not both.)
A. Non-Custodial Ownership

☐	Individual Ownership — One signature required.

☐	Joint Tenants with Right of Survivorship — All parties must sign.

☐	Community Property — All parties must sign.

☐	Tenants in Common — All parties must sign.

☐	Corporate Ownership — Authorized signature required. Include copy of corporate resolution.

☐	Partnership Ownership — Authorized signature required. Include copy of partnership agreement.

☐	Uniform Gift to Minors Act — Owner and custodian signature required.

State of , Custodian for

☐	Estate — Personal representative signature required.

Name of Executor:
Include a copy of the court appointment.

☐	Qualified Pension Plan (Non-custodian)*

Include a copy of the first and last page of the plan.

Name of Trustee:
☐	Trust

Include a copy of the first and last page of the trust.

Name of Trustee:

☐ Other (Specify):
B. Custodial Ownership*

☐	Traditional IRA — Owner and custodian signature required.

☐	Roth IRA — Owner and custodian signature required.

☐	KEOGH Plan — Owner and custodian signature required.

☐	Simplified Employee Pension/Trust (SEP)

☐	Pension or Profit Sharing Plan — Owner and custodian signature required.

☐	Other (Specify)

Name of Custodian, Trustee or other Administrator

Mailing Address

City State Zip

Custodian Tax ID #

Custodian Account #

Custodian Telephone #

*	See “Investment by Tax-Exempt Entities and ERISA Considerations” in the Fund’s prospectus, as supplemented to date (the “Prospectus”) for a discussion of risks related to an investment in Units by certain tax-exempt or tax-deferred plans.
3. Registration Name and Address. Please print name(s) in which Units are to be registered.

Name of Owner	Date of Birth	Taxpayer Identification/Social Security Number

Name of Joint Owner (if applicable)	Date of Birth	Taxpayer Identification/Social Security Number

Street Address

City		State	Zip Code

Home Telephone No.	( )	Business Telephone No	( )

Email Address (Optional)		Country of Citizenship

4. Distributions. (Please check one box in either section A or B, depending on the registration type. Please note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.)
A. Non-Custodial Registration
☐	I elect to participate in the distribution reinvestment plan of the Fund.

☐	I prefer distributions be paid to me at my address listed under Section 3.

☐	I prefer distributions to be deposited directly into the following account: Checking Savings.
Please enclose a voided check. By enclosing a voided check, you authorize the Fund to make electronic deposits to the designated checking or savings account. This authority is to remain in force until the Fund has received written notification of its termination at such time and in such manner as to give the Fund reasonable time to act. In the event that the Fund deposits funds erroneously into the account, it is authorized to debit the account for the amount of the erroneous deposit.
☐	I prefer to direct distributions (for non-custodial accounts) to a party other than the registered owner per the following instructions:

Name of Institution	Account Number

ABA Routing Number	Name on Account

Street Address or P.O. Box

City	State	Zip Code
B. Custodial Registration
☐	I elect to participate in the distribution reinvestment plan of the Fund.

☐	I prefer for distributions to be sent to the custodian for the benefit of the Investor.
5. Subscriber Signatures. Please carefully read and separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.
     In order to induce the Fund to accept this subscription, I hereby represent and warrant as follows:

	Owner	Joint Owner

(a) I have received the Prospectus for the Fund, and I accept the terms and conditions of the declaration of trust and bylaws of the Fund.	Initials	Initials

(b)     I have (i) a net worth (exclusive of home, furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, furnishings and automobiles) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, or I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”
	Initials	Initials

(c)     If I am a California, Kentucky, Missouri, Ohio, Oregon or Pennsylvania resident, this investment does not exceed 10% of my liquid net worth, as set forth in the Prospectus. If I am an Alabama or Iowa resident, this investment, when added to my investments in similar programs, does not exceed 10% of my liquid net worth, as set forth in the Prospectus. If I am a Michigan or Ohio resident, this investment, when added to my investments in affiliates of the Fund, does not exceed 10% of my liquid net worth, as set forth in the Prospectus. If I am a resident of Kansas or Massachusetts, I acknowledge the recommendation of the Kansas Office of the Securities Commissioner or the Massachusetts Securities Division that I should limit my aggregate investment in the Fund and other similar investments to not more than 10% of my liquid net worth (for purposes of the recommendation of the Kansas Office of the Securities Commissioner, “liquid net worth” is defined as that portion of total net worth that consists of cash, cash equivalents and readily marketable securities.)
	Initials	Initials

(d) I am purchasing the Shares for my own account, and I acknowledge that the Shares are not liquid and there is no public market for this investment.	Initials	Initials

(e) I am not an Unacceptable Investor, as such term is defined in the Prospectus under “Suitability Standards — Restrictions Imposed by the USA PATRIOT Act and Related Acts.”	Initials	Initials
I declare that the information supplied above is true and correct and may be relied upon by the Fund in connection with my investment in the Fund. Under penalties of perjury, by signing this Subscription Agreement, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, (b) I am not subject to back-up withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to back-up withholding and (c) except as otherwise expressly indicated above, I am a U.S. person (including a U.S. resident alien). The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
YOU DO NOT WAIVE ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL YOU HAVE BEEN IN RECEIPT OF THE FINAL PROSPECTUS (AT LEAST FIVE BUSINESS DAYS). IF YOUR SUBSCRIPTION IS ACCEPTED, YOU WILL BE SENT A CONFIRMATION OF YOUR PURCHASE AFTER YOU HAVE BEEN ADMITTED AS AN INVESTOR.

Signature of Investor or Trustee	Signature of Joint Owner, Trustee or Custodian, if applicable	Date

6. Financial Advisor. (TO BE COMPLETED BY BROKER-DEALER OR AUTHORIZED REPRESENTATIVE)
The undersigned broker-dealer or authorized representative warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the Investor’s address or the state in which the sale is to be made, if different. The broker-dealer or authorized representative warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the Investor as defined by Rule 2310 of the FINRA Conduct Rules, (b) informed the Investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the FINRA Conduct Rules, (c) delivered the Prospectus to the Investor the requisite number of days prior to the date that the Investor will deliver this Subscription Agreement to the Fund as specified under the laws of the Investor’s state of residence, (d) verified the identity of the Investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the Investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker-Dealer Name	Telephone No.	( )

Street Address or P.O. Box

City	State	Zip Code

Account Number

Representative Name	Telephone No.	( )

Street Address or P.O. Box

City	State	Zip Code

Email Address (please provide if you would like to receive confirmation of receipt via email)

Financial Advisor Signature	Date
If you need additional assistance in completing this Subscription Agreement, please call United
Development Funding IV Investor Services at (800) 859-9338.
For Internal Use Only
Accepted by:                                    Date:                                           Amount:                                            Check No.:

SPECIAL NOTICE FOR CALIFORNIA RESIDENTS ONLY:
CONDITIONS RESTRICTING TRANSFER OF SHARES
     260.141.11 Restrictions on Transfer.
     (a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6, 260.141.10 or 260.534 of the Rules (the “Rules”) adopted under the California Corporate Securities Law (the “Code”) shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.
     (b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of the Rules), except:
     (1) to the issuer;
     (2) pursuant to the order or process of any court;
     (3) to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of the Rules;
     (4) to the transferor’s ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor’s ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee’s ancestors, descendants or spouse;
     (5) to holders of securities of the same class of the same issuer;
     (6) by way of gift or donation inter vivos or on death;
     (7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities laws of the foreign state, territory or country concerned;
     (8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;
     (9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule not required;
     (10) by way of a sale qualified under Sections 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;
     (11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;
     (12) by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;
     (13) between residents of foreign states, territories or countries who are neither domiciled or actually present in this state;
     (14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;
     (15) by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (1) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (2) delivers to each purchaser a copy of this rule, and (3) advises the Commissioner of the name of each purchaser;
     (16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities; or
     (17) by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

     (c) The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:
“IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.”

INSTRUCTIONS FOR
UNITED DEVELOPMENT FUNDING IV
SUBSCRIPTION AGREEMENT
     Please follow these instructions carefully for each section. Failure to do so may result in the rejection of your subscription. All information in the Subscription Agreement should be completed as follows:
Registered Investment Advisor (RIA) and Wrap Fee Representation.
•	Please check the box to indicate if the subscription was solicited or recommended by a Registered Investment Advisor or other wrap fee representative.
Purchase Information and Payment Instructions. (Section 1 of Subscription Agreement)
•	You must purchase at least 50 shares (for $1,000) if you are purchasing through an individual retirement account or other qualified account. If you are not purchasing through a qualified account, you must purchase at least 125 shares (for $2,500); provided however, that investors in Tennessee must purchase at least 250 shares (for $5,000). Please indicate the number of shares to be purchased and the purchase price for those shares.

•	Shares may be purchased only by persons meeting the standards set forth under the section of the Prospectus entitled “Suitability Standards.”

•	Please indicate the state in which the sale is to be made at the top of the Subscription Agreement.
Type of Ownership. (Section 2 of Subscription Agreement)
•	Please check the appropriate box to indicate the type of entity or type of individuals subscribing.
Registration Name and Address. (Section 3 of Subscription Agreement)
•	Please enter the exact name in which the Shares are to be held.

•	For joint tenants with right of survivorship or tenants in common, include the names of both investors.

•	In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed.

•	Trusts should include the name of the trustee (include a copy of the trust agreement).

•	All investors must complete the space provided for taxpayer identification number or social security number. In the case of a qualified plan or trust, enter both the investor’s social security number (for identification purposes) and the custodian or trustee’s taxpayer identification number (for tax purposes).

•	By signing the Subscription Agreement, the investor is certifying that this number is correct.

•	Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the custodian or trustee.
Distributions. (Section 4 of Subscription Agreement)
•	Each investor who elects to have distributions reinvested agrees to notify the Fund and the broker-dealer named in the Subscription Agreement in writing if at any time he or she fails to meet the applicable minimum income and net worth standards or he or she is unable to make any other representations and warranties as set forth in the Prospectus or Subscription Agreement.

•	If cash distributions are to be sent to an address other than that provided in Section 3 (i.e., a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address and a voided check. For custodial accounts, distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Subscriber Signatures. (Section 5 of Subscription Agreement)
•	Please separately initial each representation where indicated.

•	If title is to be held jointly, all parties must date and sign this Section as follows:
•	Individual: One signature required.

•	Joint Tenants with Right of Survivorship: All parties must sign.

•	Tenants in Common: All parties must sign.

•	Community Property: All parties must sign.

•	Pension or Profit-Sharing Plans: The trustee signs the Signature Page.

•	Trust: The trustee signs. Provide the name of the trust, the name of the trustee and the name of the beneficiary (include a copy of the trust agreement).

•	Partnership: Identify whether the entity is a general or limited partnership. The general partners must be identified and each must sign. In the case of an investment by a general partnership, all partners must sign (unless a “managing partner” has been designated for the partnership, in which case he or she may sign on behalf of the partnership if a certified copy of the document granting him authority to invest on behalf of the partnership is submitted).

•	Corporation: The Subscription Agreement must be accompanied by (1) a certified copy of the resolution of your board of directors designating the officer(s) of the corporation authorized to sign on behalf of the corporation and (2) a certified copy of the Board’s resolution authorizing the investment.

•	IRA and IRA Rollovers: Requires signature of authorized signer (e.g., an officer) of the bank, trust company, or other fiduciary. The address of the trustee must be provided in order for the trustee to receive checks and other pertinent information regarding the investment.

•	Keogh (HR 10): Same rules as those applicable to IRAs.

•	Uniform Gift to Minors Act (UGMA) or Uniform Transfers to Minors Act (UTMA): The required signature is that of the custodian, not of the parent (unless the parent has been designated as the custodian). Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the gift is being made.
PLEASE NOTE THAT SIGNATURES DO NOT HAVE TO BE NOTARIZED.
Financial Advisor. (Section 6 of Subscription Agreement)
•	This Section is to be completed by the investor’s financial advisor. Please complete all financial advisor information contained in Section 6 of the Subscription Agreement, including suitability certification.

•	Include documentation completed by the broker-dealer that the investor(s) and registered owner(s) do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions. This could include a screen print from the FINRA Anti-Money Laundering web site if an electronic check is performed, a signed attestation from the person performing a manual check if this method is used, or a screen-print and written attestation if some other database is used.
     Only original, completed copies of Subscription Agreements can be accepted. Photocopied or otherwise duplicated Subscription Agreements cannot be accepted by the Fund.
IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THE SUBSCRIPTION
AGREEMENT, PLEASE CALL UNITED DEVELOPMENT FUNDING IV
INVESTOR SERVICES AT (800) 859-9338.